Exhibit 10.3

PURCHASE AND SALE AGREEMENT

by and among

CHENIERE PIPELINE COMPANY and
GRAND CHENIERE PIPELINE, LLC,
as Seller Parties,
and
CHENIERE ENERGY PARTNERS, L.P.,
as Buyer,
and
CHENIERE ENERGY, INC.

Dated as of May 14, 2012

ii

iii

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 14, 2012, is entered into by and among (a) Cheniere Pipeline Company, a Delaware corporation (“Cheniere GP Seller”), and Grand Cheniere Pipeline, LLC, a Delaware limited liability company (“Cheniere LP Seller”, and together with Cheniere GP Seller, the “Seller Parties”), on the one hand, (b) Cheniere Energy Partners, L.P., a Delaware limited partnership (the “Partnership” or the “Buyer”), on the other hand and (c) solely for the purposes of Sections 5.5 and 5.6 and Article VII, Cheniere Energy, Inc., a Delaware corporation (“CEI”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
WHEREAS, Cheniere GP Seller owns 100% of the member interests of Cheniere Pipeline GP Interests, LLC, a Delaware limited liability company (“Cheniere CTP GP”) and sole general partner of Cheniere Creole Trail Pipeline, L.P., a Delaware limited partnership (“CCTP”);
WHEREAS, Cheniere LP Seller owns all of the outstanding limited partner interests in CCTP;
WHEREAS, contemporaneously with or immediately prior to the transactions contemplated herein, the Partnership will consummate the Initial Funding contemplated by the Unit Purchase Agreement;
WHEREAS, on the terms and conditions set forth herein, Cheniere GP Seller desires to sell, assign, transfer and convey to Buyer, and Buyer desires to accept and purchase, all of Cheniere GP Seller's right, title and interest in and to all of the membership interests of Cheniere CTP GP (the “Cheniere GP Interest”), free and clear of all Encumbrances, other than Permitted Encumbrances, in exchange for cash consideration in the amount of $1,000;
WHEREAS, on the terms and conditions set forth herein, Cheniere LP Seller desires to sell, assign, transfer and convey to Buyer, and Buyer desires to accept and purchase, all of Cheniere LP Seller's right, title and interest in and to all of the limited partner interests in CCTP (the “CCTP LP Interests”, and together with the Cheniere GP Interest, the “Assigned Interests”), free and clear of all Encumbrances, other than the Permitted Encumbrances, in exchange for cash consideration in the amount of $479,999,000;
WHEREAS, immediately following the assignments of the Assigned Interests described above, the Partnership shall issue to Cheniere LNG Terminals, Inc., a Delaware corporation and wholly owned subsidiary of CEI, or its assignee (the “Purchaser”), 12,000,000 Class B Units at a price of $15.00 per Class B Unit on the terms and conditions set forth in the CEI Subscription Agreement;
WHEREAS, the parties intend to treat the assignments of the Assigned Interests and the issuance of the Class B Units described above as two separate transactions for U.S. federal income tax purposes: (a) first as a taxable sale by the Seller Parties to the Partnership of 100% of the CCTP assets for $480,000,000, and (b) second as a separate contribution by the Purchaser of $180,000,000 to the Partnership in exchange for 12,000,000 Class B Units pursuant to the CEI Subscription Agreement; and

WHEREAS, immediately following the assignments of the Assigned Interests and the consummation of the CEI Subscription Agreement described above, pursuant to a contribution agreement to be entered into, the Partnership will contribute its rights to the Assigned Interests to Cheniere Energy Investments, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I.
CONTRIBUTION OF ASSIGNED INTERESTS, CASH CONSIDERATION AND ASSUMPTION OF LIABILITIES
1.1Contributions of Assigned Interests.
(a)At the Closing, (i) Cheniere GP Seller shall irrevocably sell, assign, transfer and convey to the Partnership all of Cheniere GP Seller's right, title and interest in and to the Cheniere GP Interest, free and clear of all Encumbrances, other than Encumbrances under the Charter Documents of the Subject Entities and (ii) the Partnership shall accept and purchase such Cheniere GP Interest for its own account in exchange for the GP Consideration. The certificate representing the Cheniere GP Interest shall be duly endorsed in blank or accompanied by a membership interest assignment separate from certificate, as applicable, duly executed in blank by Cheniere GP Seller, in a form reasonably acceptable to the Partnership, with all necessary transfer tax or other revenue stamps, acquired at Seller Parties' expense, affixed and canceled.
(b)At the Closing, (i) Cheniere LP Seller shall irrevocably sell, assign, transfer and convey to the Partnership all of Cheniere LP Seller's right, title and interest in and to the CCTP LP Interests, free and clear of all Encumbrances, other than Encumbrances under the Charter Documents of the Subject Entities and (ii) the Partnership shall accept and purchase such CCTP LP Interests for its own account in exchange for the LP Consideration. The certificate representing the CCTP LP Interests shall be duly endorsed in blank or accompanied by a membership interest assignment separate from certificate, as applicable, duly executed in blank by Cheniere LP Seller, in a form reasonably acceptable to the Partnership, with all necessary transfer tax or other revenue stamps, acquired at Seller Parties' expense, affixed and canceled. Cheniere GP Seller irrevocably waives its right of first refusal to purchase the CCTP LP Interests, pursuant to Section 8.3(a) of Cheniere LP Seller's Charter Document (including the right to notice of any such sale).
1.2Consideration.
(a)Consideration. The aggregate consideration payable by the Buyer to Cheniere GP Seller in exchange for the assignment of the Cheniere GP Interests at Closing shall be $1,000 (the “GP Consideration”) and to Cheniere LP Seller in exchange for the assignment of the CCTP LP Interests at Closing shall be $479,999,000 (the “LP Consideration” and, together with the GP Consideration, the “Cash Consideration”). The Partnership shall pay to the Cheniere GP Seller the GP Consideration and to the Cheniere LP Seller the LP Consideration at the Closing by wire transfer of immediately available funds to the accounts specified by each of the Cheniere GP Seller and Cheniere LP Seller, respectively, in writing prior to the Closing.
(b)Payment of Cash Consideration. The Parties agree that the Cash Consideration is allocable to each of Cheniere GP Seller and Cheniere LP Seller in the manner set forth in Section 1.2(a), and the Seller Parties acknowledge that payment of the Cash Consideration in the manner set forth in Section 1.2(a) constitutes payment in full of the applicable portion of the Cash Consideration to which the Seller Parties are entitled. The Seller Parties agree that payment of the Cash Consideration shall be deemed made in full when the Parties receive confirmation from the financial institution holding the accounts into which payment of the Cash Consideration is made that the payment has been successfully received in such accounts in immediately available funds. Such confirmation shall be conclusive evidence of such receipt.
ARTICLE II.
CLOSING
2.1Closing. The closing of the Transactions (the “Closing”) shall be held at the offices of Andrews Kurth LLP, 600 Travis Street, 42nd Floor, Houston, Texas 77002 at 8:00 a.m. prevailing Central Time on the Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied at the Closing), or such other location or date as the Parties may agree. The date on which the Closing takes place is referred to herein as the “Closing Date.” If the Closing occurs, the Closing shall be deemed to be effective as of 12:01 a.m. prevailing Central Time on the Closing Date (the “Effective Time”). Notwithstanding anything in this Agreement to the contrary, title to the Assigned Interests shall pass at the Closing.
2.2Deliveries by the Seller Parties. At the Closing, the Seller Parties shall deliver, or cause to be delivered, to the Buyer the following:
(a)The Seller Parties Closing Certificate, duly executed by an authorized representative of each of the Seller Parties.
(b)A Secretary's certificate duly executed by the Secretary of Cheniere GP Seller, (i) certifying as to all outstanding Capital Stock of the Subject Entities as of the Closing Date, and all outstanding securities exercisable for or exchangeable for or convertible into Capital Stock of the Subject Entities, (ii) attaching Charter Documents of the Subject Entities certified by Cheniere GP Seller to be true, accurate and complete immediately prior to the Closing, (iii) certifying as to the resolutions of the board of managers of Cheniere GP Seller approving the Transaction Documents to which it is a party and the consummation of the Transactions to which it is a party, and (iv) certifying as to the incumbency of each person executing the Transaction Documents to which Cheniere GP Seller is a party on behalf of Cheniere GP Seller.
(c)An Officer's certificate, duly executed by an authorized representative of Cheniere LP Seller, certifying as to (i) the incumbency of each person executing the Transaction Documents to which Cheniere GP Seller is a party on behalf of Cheniere LP Seller and (ii) the resolutions of the board of managers of Cheniere LP Seller approving the Transaction Documents to which it is a party and the consummation of the Transactions to which it is a party.
(d)An Officer's certificate, duly executed by an authorized representative of CEI, certifying as to the resolutions of the board of directors of CEI approving this Agreement and the consummation of the Transactions to which it is a party.
(e)A “good standing” certificate for each Seller Party and each Subject Entity, in each case certified by the Secretary of State of Delaware and dated as of a date no more than five (5) Business Days before the Closing Date.
(f)A counterpart of the assignment and assumption agreement in the form of Exhibit A (the “GP Assignment”), duly executed by an authorized representative of Cheniere GP Seller, pursuant to which Cheniere GP Seller assigns to Buyer, and Buyer assumes, the Cheniere GP Interest.
(g)A counterpart of the assignment and assumption agreement in the form of Exhibit B (the “LP Assignment”), duly executed by an authorized representative of Cheniere LP Seller, pursuant to which Cheniere LP Seller assigns to Buyer, and Buyer assumes, the CCTP LP Interests.
(h)A counterpart of the CEI Subscription Agreement, duly executed by an authorized representative of the Purchaser.
(i)Evidence satisfactory to Buyer in its reasonable discretion that the equity interests in CCCP and Frontera held by Cheniere CTP GP have been distributed to Cheniere GP Seller (collectively, the “Subsidiary Distribution”).
(j)Evidence satisfactory to Buyer in its sole discretion that all Encumbrances existing under the Existing Credit Agreement affecting the Assigned Interests or the assets of CCTP and/or Cheniere CTP GP have been, or will be at the Closing, released.
(k)A duly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying each Seller Party's non-foreign status, and any similar affidavit or other certificate under applicable state law.
2.3Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller Parties the following:
(a)The Cash Consideration as provided in Section 1.2.
(b)The Buyer Closing Certificate, duly executed by an authorized representative of the General Partner on behalf of the Buyer.
(c)An Officer's certificate, duly executed by an authorized representative of the General Partner on behalf of the Buyer, certifying as to (i) the incumbency of each person executing the Transaction Documents to which the Buyer is a party on behalf of the General Partner, as the general partner of the Buyer and (ii) the resolutions of the board of directors of the General Partner approving the Transaction Documents to which the Buyer is a party and the consummation of the Transactions to which the Buyer is a party.

(d)A “good standing” certificate for the Buyer, certified by the Secretary of State of Delaware and dated as of a date no more than five Business Days before the Closing Date.
(e)A counterpart of the GP Assignment, duly executed by an authorized representative of the General Partner on behalf of the Buyer.
(f)A counterpart of the LP Assignment, duly executed by an authorized representative of the General Partner on behalf of the Buyer.
(g)A counterpart of the CEI Subscription Agreement, duly executed by an authorized representative of the General Partner on behalf of the Buyer.
2.4Receipts. Subject to the terms hereof, from and after the Effective Time, all monies, proceeds, receipts, credits and income attributable to the Assigned Interests and distributable or payable with respect thereto shall be the sole property and entitlement of the Buyer or assignees of the Assigned Interests, and, to the extent received by any Seller Party or one of its affiliates, shall be promptly accounted for and transmitted to the Buyer.
2.5Ad Valorem Taxes. All personal property taxes or similar ad valorem obligations levied with respect to the assets of the Subject Entities for any taxable period that includes the day before the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between the Seller Parties and the Buyer as of the Effective Time. On or before three (3) Business Days prior to the Closing Date, the Buyer and the Seller Parties shall in good faith determine the amount of any personal property taxes or similar ad valorem obligations levied with respect to the assets of the Subject Entities for any taxable period through and including the Effective Time. If any other taxes subject to proration are paid by the Buyer, the proportionate amount of such taxes paid shall be paid promptly by the Seller Parties to the Buyer after the payment of such taxes. If any taxes subject to proration are paid by the Seller Parties and the Buyer receives a refund of any portion of such taxes previously paid, such refund net of any taxes payable with respect to the receipt of any interest included in such refund shall be paid by the Buyer to the Seller Parties promptly following the receipt of any such refund.
2.6Allocation of Costs.
(a)The Seller Parties shall pay the cost of any applicable sales Tax, use Tax, transfer or gains Taxes, documentary stamp Tax or any similar Taxes, attributable to or arising out of the assignment of the Assigned Interests to the Partnership pursuant to the Transaction Documents.
(b)Except as set forth in Section 2.6(a), each Party shall bear its own costs and expenses in the drafting and negotiation of the Transaction Documents and the consummation of the Transactions.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
(i) Each Seller Party hereby represents and warrants, severally and not jointly, as to itself, (ii) each Seller Party hereby represents and warrants, jointly and severally, as to CCTP, and (iii) Cheniere GP Seller hereby represents and warrants, as to Cheniere CTP GP, as of the date hereof and as of the Closing Date as follows (except that all representations and warranties contained herein are subject to the specific exceptions set forth on the disclosure schedules attached hereto):
3.1Organization. Each Subject Entity (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it so organized or formed, (ii) has full limited partnership or limited liability company power and authority, as applicable, to carry on its business as it is currently being conducted and (iii) is duly qualified to conduct business as a foreign limited partnership or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on such Subject Entity. Each Subject Entity has all limited liability company or limited partnership power and authority, as applicable, necessary to own or lease its Real Property currently owned or leased, in each case, in all material respects.
3.2Authorization; Enforceability. Each Seller Party (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is so organized or formed and (ii) has full corporate or limited liability company power and authority, as applicable, to execute and deliver the Transaction Documents to which it is a party and to consummate the Transactions to which it is a party. The execution and delivery by each Seller Party of the Transaction Documents to which it is a party and the consummation by such Seller Party of the Transactions to which it is a party have been, or at the time they are executed and delivered, will be, duly and validly authorized by all necessary corporate or limited liability company action, as applicable, of such Seller Party. This Agreement has been duly executed and delivered, and the other Transaction Documents will be duly executed and delivered at or prior to Closing, by such Seller Party party thereto and, assuming the due authorization, execution and delivery by the Buyer of those Transaction Documents to which the Buyer is a party, constitutes, or in the case of the Transaction Documents delivered at the Closing, will as of Closing constitute, a valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with the terms hereof or thereof, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors' rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies in certain instances.
3.3No Conflicts or Violations; No Consents or Approvals Required.
(a)(i) None of the Seller Parties or Subject Entities is, nor will the execution, delivery and performance by each Seller Party of the Transaction Documents, and the consummation of the Transactions, as of the Closing Date, cause any of the Seller Parties or Subject Entities to be, (A) in

violation of or in conflict with, (with or without notice, lapse of time or both) any provision of its Charter Documents, (B) in violation of any Order applicable to it or (C) except as set forth on Schedule 3.3, in violation of any applicable Law or material Contract binding upon it, except in the case of clauses (B) and (C), where such violations or conflicts would not reasonably be expected to result in a Material Adverse Effect with respect to any Subject Entity or the Assigned Interests and (ii) the execution, delivery and performance by each Seller Party of the Transaction Documents, and the consummation of the Transactions, will not as of the Closing Date, (X) give rise to the creation of any Encumbrance upon any of the assets of the Subject Entities or the Assigned Interests, or (Y) give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any benefit under (with or without notice, lapse of time or both), any Contract to which the Subject Entities are a party, by which any Subject Entity's assets are bound or to which the Assigned Interests are subject, except in the case of clause (Y), where such rights would not reasonably be expected to result in a Material Adverse Effect with respect to any Subject Entity or the Assigned Interests.
(b)Except as required under the Existing Credit Agreement or set forth on Schedule 3.3, no Consent of any Governmental Entity or any other Person is required to be obtained by any Seller Party or Subject Entity in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions.
3.4Capitalization. Cheniere LP Seller directly owns 100.0% of the limited partner interest in CCTP, Cheniere GP Seller directly owns 100.0% of the member interest in Cheniere CTP GP, and Cheniere CTP GP directly owns 100% of the general partner interest in CCTP (collectively, the “Outstanding Interests”), all of which Outstanding Interests are duly and validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act or Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Except for the Outstanding Interests, no other Capital Stock of the Subject Entities is authorized, issued, outstanding or reserved for issuance, and neither Subject Entity has issued or is obligated to issue any warrant, option, call, put or security which is convertible into, exercisable or exchangeable for any Capital Stock of such Subject Entity. No Subject Entity is a party to any Contract obligating it to issue, sell, purchase or redeem any of the Capital Stock of such Subject Entity. No Subject Entity is a party to any notes or other Indebtedness the holders of which have the right to vote (or which are convertible into, exchangeable for or evidence the right to subscribe for or acquire securities having the right to vote) with the partners or members of such Subject Entity on any matter. There are no voting trusts, irrevocable proxies or other Contracts to which any Subject Entity or the Assigned Interests are bound with respect to voting any Capital Stock of any Subject Entity. There are no Contracts restricting or preventing the payment of distributions by the Subject Entities other than as set forth in their Charter Documents. All securities issued by the Subject Entities have been issued in transactions exempt from registration under the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and applicable state securities laws. CCTP does not own any Capital Stock of any Person, and Cheniere CTP GP does not own any Capital Stock of any Person (other than its interest in CCTP) except for its interest in CCCP and Frontera, which will be distributed to Cheniere GP Seller prior to the Closing in accordance with Cheniere CTP GP's organizational documents and Delaware law. Immediately following the Closing, all power and control over the Subject Entities will be vested in the Subject Entities or the Buyer.
3.5Absence of Litigation. There is no Action pending or, to the Knowledge of the Seller Parties, threatened against any Seller Party or any of its affiliates relating to the Transactions, the Subject Entities or the Assigned Interests or which, if adversely determined, could reasonably be expected to materially impair the ability of the Seller Parties to perform their obligations and agreements under the Transaction Documents and to consummate the Transactions.
3.6Material Contracts. All Contracts set forth on Schedule 3.6 (“Material Contracts”) are, unless otherwise terminated or expired in accordance with their respective terms (other than as a result of a breach or default thereunder), valid, binding and in full force and effect and are enforceable against the Subject Entities party thereto and to the Knowledge of the Seller Parties, the other parties thereto, in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any proceeding seeking enforcement may be brought. Except as set forth on Schedule 3.6, the Material Contracts constitute all of the Contracts necessary in connection with the maintenance, operation and servicing of the Pipeline as currently constructed. The Subject Entities have performed all material obligations required to be performed by them under the Material Contracts, and no Subject Entity is (with or without notice or lapse of time, or both) in breach or default in any respect thereunder and, to the Knowledge of the Seller Parties, no other party to any Material Contract is (with or without notice or lapse of time, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that would not reasonably be expected to result in any material liabilities to the Subject Entities taken as a whole. No Subject Entity has received written notice (or to the Knowledge of the Seller Parties, any other notice) of any default of a Subject Entity under any Material Agreement in the 12 month period prior to the date hereof. To the Knowledge of the Seller Parties, no circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would contravene, conflict with, or result in a violation or breach of, or give any Subject Entity or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract.
3.7Title and Condition of Assets.
(a)Title to CCTP Capital Stock and Assigned Interests. Cheniere GP Seller and Cheniere LP Seller are the sole direct or indirect legal and beneficial owners of all of the Outstanding Interests of the Subject Entities as described in Section 3.4, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for the right of refusal that has been irrevocably waived by Cheniere GP Seller in the last sentence of Section 1.1(b), no Person has any right of first refusal, option or other right to purchase or acquire all or any portion of the Assigned Interests or the Capital Stock of the Subject Entities. On the Closing Date the Partnership will own the Outstanding Interests free and clear of any Encumbrances, other than Permitted Encumbrances (except as provided in Section 2.2(j)).

(b)Title to Assets. Each Subject Entity has good and indefeasible title to, or a valid leasehold or easement interest in, all of the tangible assets, properties and interests in properties, whether real, personal or mixed, used or necessary in connection with such Subject Entity's business, as currently conducted, including the operation of the Pipeline, free and clear of all Encumbrances, other than Permitted Encumbrances, whether in fee simple or as party to valid and binding leases, easements, rights of way and other real property rights agreements.
(c)Permits. All material Permits, utility installations and connections (i) necessary to conduct the business of the Subject Entities as currently conducted or (ii) required for the maintenance, operation and servicing of the Pipeline as currently constructed and the Real Property have been granted, effected, or performed and completed (as the case may be), and all fees and charges therefor due and payable prior to the date hereof have been fully paid.
3.8Proceedings. There are no (i) Actions pending or, to the Knowledge of the Seller Parties, threatened against or affecting any Subject Entity or any of their properties, assets or businesses, (ii) judgments, court orders or court-approved settlements issued with respect to the Subject Entities or their respective properties, assets or businesses and (iii) judgments, court orders or court-approved settlements that continue to have a binding effect on the Subject Entities or their respective properties, assets or businesses, which in the case of clauses (i), (ii) and (iii) (a) relate to or involve more than $1,000,000 (in excess of available insurance coverage), (b) seek any material injunctive relief, or (c) would reasonably be expected to result in a material liability, individually or in the aggregate, to the Subject Entities, taken as a whole.
3.9Compliance with Laws; Environmental Matters.
(a)Compliance with Laws. The Seller Parties, the Subject Entities are and at all times have been in compliance with all Laws, including those relating to occupational health and safety and the Natural Gas Act (together with any applicable regulations, orders and tariffs thereunder), and all Orders applicable to any Subject Entity or any assets owned or used by any of them, except for any instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to result in material liability to the Subject Entities taken as a whole.
(b)FCPA. No Subject Entity, nor, to the Knowledge of the Seller Parties, any representative of any Subject Entity, has directly or indirectly, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any applicable antibribery Laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or the UK Bribery Act of 2010, as amended, and the rules and regulations thereunder (collectively, the “UK Act”), or (ii) taken any action that would constitute a violation of any applicable antibribery Laws, including the FCPA or UK Act, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or UK Act. The Subject Entities and Cheniere LNG O&M Services, LLC have conducted their businesses in compliance with the FCPA and the UK

Act; and CEI maintains policies and procedures applicable to the Subject Entities that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith by the Subject Entities.
(c)Environmental Matters. The Subject Entities (i) are in compliance with, and have not violated, any Environmental Laws, and, to the Knowledge of the Seller Parties, there is no condition or circumstance that would reasonably be expected to prevent or interfere with such compliance in the future, (ii) have received all environmental Permits required of them under applicable Environmental Laws to conduct their respective businesses as they are currently being conducted, (iii) are in compliance with all, and have not violated any, terms and conditions of any such environmental Permits and, to the Knowledge of the Seller Parties, there is no condition or circumstance that would reasonably be expected to prevent or interfere with such compliance in the future, (iv) do not have any liability, and are not conducting or funding any investigation, remediation, remedial action or cleanup, in connection with the disposal of Hazardous Material or with the release or threatened release into the environment of any Hazardous Material, and Hazardous Materials are not present at or about any Real Property currently or formerly owned, leased or operated by any of the Subject Entities during the time of their ownership, lease or operation in condition that would reasonably be expected to result in liability to any Subject Entity relating to any Environmental Law, and (v) have not assumed, retained or provided indemnity against any liability of any other Person relating to any Environmental Law, except in the cases of the foregoing clauses (i) through (v) where such failure to comply with Environmental Laws, such failure to receive required environmental Permits, such failure to comply with the terms and conditions of such environmental Permits, such liability in connection with disposal, releases, or presence of such Hazardous Materials, or such assumption, retention or indemnity would not reasonably be expected to result in a Material Adverse Effect.
3.10Employees. Except as set forth on Schedule 3.10, none of the Subject Entities (a) employs (or, in the past five years, has employed) any employees or otherwise engages any independent contractors or other service providers or (b) currently sponsors, maintains or contributes to (or has any obligation to sponsor, maintain or contribute to), or has or could reasonably expect to have any present or future liability, whether absolute or contingent, with respect to, any Plan.
3.11Taxes. Each Subject Entity has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed. All such Tax Returns are complete and correct in all material respects. All Taxes owed by each Subject Entity (whether or not shown on any Tax Return) have been timely paid, other than those that are being contested in good faith by appropriate action and for which adequate reserves have been established in accordance with GAAP. No deficiencies for Taxes of any Subject Entity have been claimed, proposed or assessed by any taxing authority. There are no ongoing material audits or examinations of any of the Tax Returns relating to or attributable to any Subject Entity. As of the date of this Agreement, CCTP is treated as a partnership for U.S. federal income tax purposes. On the Closing Date, CCTP will be a disregarded entity of Cheniere GP Seller for U.S. federal income tax purposes. All monies required to be withheld by CCTP (including from employees of the business of CCTP for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of CCTP. There are no Tax liens upon any property of CCTP except for liens for current

Taxes not yet due and payable. None of the CCTP assets is properly treated as owned by persons other than CCTP for income Tax purposes, and none of the CCTP assets is “tax-exempt use property” within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended.
3.12Hedging Transactions. All outstanding hedging transactions entered into by any Subject Entity are in material compliance with the Subject Entities' hedging policies and have been entered into in the ordinary course of business consistent with past practice.
3.13Prepayments and Imbalances. No Subject Entity is obligated, by virtue of a production payment or prepayment arrangement under any Contract for the sale of hydrocarbons, gas balancing agreement or any other arrangement, to deliver hydrocarbons transported by it at any time after the Effective Time without then or thereafter receiving full payment therefor. Except as set forth on Schedule 3.13, there are no imbalances with respect to the assets, properties and interests in properties of any Subject Entity.
3.14Undisclosed Liabilities.
(a)Schedule 3.14 sets forth correct and complete copies of the consolidated balance sheets and statements of income and cash flows of the Subject Entities as of and for the fiscal year ended December 31, 2011 and the consolidated balance sheet and statement of income and cash flows of the Subject Entities as of and for the three months ended March 31, 2012 (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and (ii) fairly present in all material respects the consolidated financial condition and results of operations of the Subject Entities at the dates therein.
(b)The Subject Entities have no Indebtedness or other liabilities of any kind, character or nature whatsoever, contingent or otherwise (including any obligation to pay any dividends or distributions), except for (i) liabilities reflected in the balance sheet of CCTP as of December 31, 2011 attached hereto as Schedule 3.14 (the “Balance Sheet”), (ii) liabilities incurred by CCTP that are not material to CCTP, (iii) liabilities incurred by CCTP in the ordinary course of business and (iv) $1,000,000 of other liabilities incurred by CCTP. Since the date of the Balance Sheet, there has not been (x) any material loss or interference with either Subject Entity's business from fire, explosion, flood or other calamity, whether or not covered by insurance or from any labor dispute or action, investigation or decree by a Governmental Entity sustained by any of the Subject Entities or (y) any material change in either Subject Entity's accounting principles, practices or methods.
3.15Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any of the Seller Parties or the Subject Entities who is entitled to receive from the Buyer any fee or commission in connection with the Transactions.
3.16Insurance. The Seller Parties have provided to the Buyer a complete and correct list of all insurance policies applicable to the Subject Entities as of the date hereof, including insurance of directors and officers of the Subject Entities (collectively, the “Insurance Policies”). Each Subject Entity is insured by insurers of recognized financial responsibility (with an A.M. Best rating of at least A-VII) against such losses and risks and in such amounts as are prudent and customary in connection with its respective business, and all such insurance is in full force and effect. There is no existing default (or any condition that would cause a default with due notice or lapse of time or both) under the Insurance Policies, and the execution and delivery and performance of this Agreement does not and will not require a consent under, constitute a violation of, breach under or default (or an event that, with or without notice or lapse of time or both, would constitute such default) under any Insurance Policy. Since January 1, 2009, there has not been any notice of cancellation or nonrenewal with respect to, or disallowance of any claim or reservation of rights under, any Insurance Policies applicable to the Subject Entities. No Person has received written notice (or to the Knowledge of the Seller Parties, any other notice) from any insurer or agent of such insurer that substantial capital improvements or other substantial expenditures will have to be made in order to continue the Insurance Policies. All premiums due under the Insurance Policies that have been invoiced to the Subject Entities have been paid by the applicable due date.
3.17Intellectual Property. Except as set forth on Schedule 3.17, each of the Subject Entities owns or possesses (and following the consummation of the transactions contemplated by the Unit Purchase Agreement will continue to own or possess) the right to use all patents, inventions, copyrights, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary in connection with its business, including the operation of the Pipeline. None of the Subject Entities has received any written notice or is otherwise aware of any infringement of or conflict with rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests of the Subject Entities. To the Knowledge of the Seller Parties, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Intellectual Property of the Subject Entities.
3.18 Regulatory Status; Pipeline.
(a)CCTP is engaged in the transportation of natural gas in interstate commerce and is a natural gas company under the Natural Gas Act of 1938, 15 U.S.C. §717 et. seq. (the “Natural Gas Act”).
(b)The Pipeline has at all times been maintained in accordance with good industry practices and is in good and workmanlike condition (subject to normal wear and tear), and, other than the segments of the Pipeline that are currently under construction, is suitable for the use by CCTP in accordance with its FERC tariffs and good industry practices, in each case, without materially violating any Law or contractual, legal, title, property or other right of any Person.
3.19Subject Entity Arrangements. Except as set forth on Schedule 3.19 and except through its ownership of equity in the Subject Entities, neither CEI nor any of its Affiliates (other than the Subject Entities or the Buyer and its subsidiaries), officers or directors (i) own or have any rights or interest in any of the Real Property, assets and rights used (or to be used in the future) to conduct the business of the Subject Entities, (ii) have any Contracts with any of the Subject Entities or (iii) provide any services to any of the Subject Entities.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller Parties on the date hereof and the Closing Date as follows:
4.1Organization. The Buyer (i) is duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) has full limited partnership power and authority to carry on its business as it is currently being conducted and (iii) is duly qualified to conduct business as a foreign limited partnership and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Buyer.
4.2Authorization. The Buyer (i) is duly formed, validly existing and in good standing under the Laws of the State of Delaware and (ii) has full limited partnership power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transactions to which it is a party. The execution and delivery by the Buyer of the Transaction Documents to which the Buyer is a party and the consummation by the Buyer of the Transactions to which the Buyer is a party have been, or at the time they are executed and delivered, will be, duly and validly authorized by all necessary limited partnership action of the Buyer. This Agreement has been duly executed and delivered, and the other Transaction Documents to which the Buyer is a party will be duly executed and delivered at or prior to Closing, by the Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes, or in the case of the agreements delivered at the Closing, will as of Closing constitute, a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms hereof and thereof, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors' rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies in certain instances.
4.3No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Buyer of the Transaction Documents to which the Buyer is a party, and the consummation of the Transactions to which the Buyer is a party, will not as of the Closing Date (a) violate, conflict with, or result in any breach of, with or without notice, lapse of time or both, any provision of the Buyer's Charter Documents, (b) give rise to the creation of any Encumbrance upon any of the assets of the Buyer, any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any benefit under, with or without notice, lapse of time or both, any Contract to which the Buyer is a party or by which its assets are bound, (c) violate any Order applicable to the Buyer, (d) subject to the accuracy of the representations and warranties in Article III (disregarding the references to materiality and Material Adverse Effect therein), violate in any material respect any applicable Law or (e) violate in any material respect any material Contract binding upon the Buyer, except in the case of each of the foregoing clauses (b) through (e) where such violations or breaches would not be reasonably be expected to result in a Material Adverse Effect with respect to the Buyer. No Consent of any

Governmental Entity or any other Person is required to be obtained by the Buyer in connection with the execution, delivery and performance of the Transaction Documents to which the Buyer is a party or the consummation of the Transactions to which the Buyer is a party.
4.4Absence of Litigation. There is no Action pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of its affiliates relating to the Transactions or which, if adversely determined, would reasonably be expected to materially impair the ability of the Buyer to perform its obligations and agreements under the Transaction Documents to which the Buyer is a party and to consummate the Transactions to which the Buyer is a party.
4.5Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Buyer who is entitled to receive from the Buyer any fee or commission in connection with the Transactions, other than the payment of a financial advisor fee to Evercore Partners Inc. in the amount set forth on Schedule 4.5, which has been retained to advise the conflicts committee of the board of directors of the General Partner pursuant to an engagement letter provided to the Seller Parties.
4.6Waivers and Disclaimers. The Buyer is knowledgeable of the business of owning and operating natural gas and natural gas liquids facilities. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE SELLER PARTIES IN THE TRANSACTION DOCUMENTS, THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT NO SELLER PARTY HAS MADE OR MAKES, AND EACH SUCH SELLER PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATION, WARRANTY, PROMISE, COVENANT, AGREEMENT OR GUARANTY OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE SUBJECT ENTITIES' ASSETS, PROPERTIES OR INTERESTS, INCLUDING THE ENVIRONMENTAL CONDITION OF SUCH SUBJECT ENTITIES' ASSETS, PROPERTIES AND INTERESTS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS MATERIALS ON OR THEREUNDER, (II) THE INCOME TO BE DERIVED THEREFROM, (III) THE SUITABILITY THEREOF FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE THEREOF OR THEREBY, OR THEIR OPERATION WITH, ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE THEREOF. EXCEPT TO THE EXTENT PROVIDED IN THE TRANSACTION DOCUMENTS, NO SELLER PARTY IS LIABLE TO THE BUYER HEREIN OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE SUBJECT ENTITIES' ASSETS, PROPERTIES OR INTERESTS FURNISHED BY ANY AGENT, EMPLOYEE OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THE TRANSACTION DOCUMENTS, THE BUYER HEREBY ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE ASSETS, PROPERTIES AND INTERESTS OF THE SUBJECT ENTITIES ARE IN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS.

ARTICLE V.
COVENANTS AND AGREEMENTS
5.1Conduct of the Operations. Except as specifically provided in this Agreement or as set forth on Schedule 5.1, from the date hereof until the Closing, each Seller Party shall, and shall cause each Subject Entity to, (i) conduct its operations in accordance with its ordinary course of business consistent with past practices, (ii) use commercially reasonable efforts to preserve, maintain and protect its respective material assets (including Material Contracts and real property leases), rights and properties in good operating condition suitable in all material respects for their intended purpose, (iii) not terminate or materially amend any Material Contracts or waive any provision thereunder or enter into material agreements affecting the Subject Entities' assets, properties or interests except with the Buyer's consent and except that CCTP shall be permitted to enter into a pipeline transport agreement with Sabine Pass Liquefaction, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership, (iv) cause the Subject Entities to maintain the Insurance Policies as presently in effect or insurance policies substantially similar thereto furnished by nonaffiliated third parties in the amounts and types presently in effect, (v) not to transfer, sell, lease, license, pledge, mortgage, dispose of, hypothecate, distribute, Encumber or otherwise dispose of any assets, properties (whether real, personal, tangible, or intangible) or rights of the Subject Entities, (vi) not amend or restate the Charter Documents of the Subject Entities, (vii) not issue any Capital Stock or options, warrants or other rights convertible into or exchangeable for Capital Stock thereof, (viii) not sell, assign, transfer, Encumber or otherwise dispose of all or any portion of the Assigned Interests or any Capital Stock of the Subject Entities or grant any option to purchase or right of first refusal in connection therewith to any Person, (ix) maintain all Permits and Consents required for the Subject Entity's business as currently conducted, (x) take no action that would cause CCTP to be treated as a corporation for U.S. federal income tax purposes, (xi) not acquire or purchase equity interests or assets of any Person, (xii) not incur or guarantee any Indebtedness or amend or modify in any material respect the terms of or refinance any Indebtedness, (xiii) not merge or consolidate with any Person or adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, bankruptcy, recapitalization or other reorganization, (xiv) not waive, release or settle any pending or threatened litigation or other proceedings before a Governmental Entity, (xv) not engage or employ any employees, independent contractors or other service providers, enter into or commence negotiation of any collective bargaining agreement or similar contract or agreement, or enter into, sponsor, maintain or contribute to any Plan, (xvi) not enter into any Contract with CEI or its affiliates, except as set forth on Schedule 5.1, (xvii) not authorize or make any payment to CEI other than those payments set forth on Schedule 5.1 or (xviii) not authorize, commit or agree to do any of the foregoing. Notwithstanding the foregoing, prior to the Closing Date, Cheniere CTP GP shall be permitted to distribute, sell, transfer, assign or otherwise dispose of its Capital Stock in CCCP and Frontera to Cheniere GP Seller.
5.2Access. From the date of this Agreement until the Closing Date, each Seller Party shall (and shall cause CCTP and Cheniere CTP GP to), upon reasonable advance notice by the Partnership, (i) provide the Buyer and its representatives reasonable access, during normal business hours, to the Subject Entities' assets, properties and interests and (ii) as promptly as possible furnish to the Partnership such documents, records and information concerning the Assigned Interests, the Subject Entities' Capital Stock and the assets, properties and interests of the Subject Entities as the Partnership from time to time may reasonably request.
5.3Additional Agreements. Subject to the terms and conditions of this Agreement, each of the Parties shall (i) use its commercially reasonable efforts to do or cause to be done all actions necessary or advisable under applicable Laws to consummate and make effective the Transactions, including the fulfillment of the conditions set forth in Article VI, to the extent that the fulfillment of such conditions is within the control of such Party and (ii) obtain as promptly as practicable all Consents of all Governmental Entities that the Parties reasonably determine may be or may become necessary or proper under the Transaction Documents or applicable Law to be obtained to consummate the Transactions.
5.4Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver such additional agreements, instruments, notices, certificates and other documents, and take such actions, as may be necessary or appropriate to more fully and effectively vest in the applicable Parties and their respective successors and assigns legal, beneficial and record title to the property, rights and interests contributed, assigned or otherwise granted herein and more fully and effectively carry out the purposes and intent of this Agreement. It is the express intent of the Parties that the Partnership own all right, title and interest in and to the Assigned Interests as of the Closing Date.
5.5Purchase of Class B Units by Cheniere LP Seller. Contemporaneously with or immediately after the Closing, the Partnership shall, and CEI shall cause the Purchaser to, consummate the transactions contemplated by the CEI Subscription Agreement.
5.6Labor Costs. From the date of this Agreement to the Closing Date, CEI and its Affiliates shall not (a) amend the O&M Agreement (except as contemplated by the Unit Purchase Agreement), (b) cause the costs of the O&M Agreement to CCTP to increase above 110% of the Services Budget (in the aggregate for the period from January 1, 2012 through the applicable month) or (b) charge any other fees or expenses to any Subject Entity outside the O&M Agreement.
5.7Tax Status of CCTP. The Seller Parties shall take all necessary actions required for CCTP to be a disregarded entity of Cheniere GP Seller on the Closing Date for U.S. federal income tax purposes.
5.8IP Licenses. The Seller Parties shall, at the Seller Parties' sole cost and expense, use commercially reasonable efforts to (a) cause all of the IP Licenses to be assigned to CCTP prior to the Closing, and (b) to the extent any such IP Licenses do not currently permit the licensee's contactors to use the Intellectual Property licensed thereunder on behalf of the licensee, to amend such IP Licenses such that CCTP shall have the right to allow its contractors to use the Intellectual Property licensed thereunder on behalf of CCTP in connection with the provision of services by such contractors to CCTP, at no further cost to CCTP.

ARTICLE VI.
CONDITIONS TO CLOSING
6.1Conditions to Each Party's Obligation to Close. The obligations of the Buyer to consummate the Transactions contemplated by the Transaction Documents shall be subject to the satisfaction, at or prior to the Closing, of each of the conditions listed in this Section 6.1 and each of the conditions listed in Section 6.2 (collectively, the “Buyer Conditions Precedent”), and the obligations of the Seller Parties to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the conditions listed in this Section 6.1 and each of the conditions listed in Section 6.3 (collectively, the “Seller Conditions Precedent”). The General Partner of the Buyer, on behalf of the Buyer, and CEI, on behalf of the Seller Parties, shall have the right to waive in writing any or all of such Parties' conditions precedent to Closing; provided, however, that no waiver by the Buyer or the Seller Parties of any particular condition precedent to Closing shall constitute a waiver by such Parties of any other condition precedent to Closing. Subject to the foregoing, the following are conditions precedent to all Parties' obligations to effect the Closing:
(a)No Restraint. No temporary restraining Order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.
(b)Legality of Transactions. No Action shall have been taken, and no Law shall have been enacted by any Governmental Entity, that makes the consummation of the Transactions illegal.
6.2Conditions to the Buyer's Obligation to Close. The obligation of the Buyer to consummate the Transactions shall be subject to the satisfaction (or waiver by the General Partner of the Buyer), at or prior to the Closing, of each of the following Buyer Conditions Precedent:
(a)Representations and Warranties. The representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent representations and warranties speak as of a specified date, which representations and warranties shall speak only as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Material Adverse Effect with respect to the Assigned Interests or the Subject Entities taken as a whole; provided, however, that the Fundamental Representations shall be true and correct in all respects, and the Buyer shall have received a certificate to such effect signed on behalf of the Seller Parties by duly authorized representatives of the Seller Parties.
(b)Performance of Obligations. The Seller Parties shall have performed in all material respects (provided that any covenant or agreement of the Seller Parties contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by the Seller Parties under this Agreement prior to the Closing Date, and the Buyer shall have received a certificate to such effect executed by a duly authorized representatives of the Seller Parties (such certificate, together with the certificate described in clause (a) above, the “Seller

Parties Closing Certificate”).
(c)No Material Adverse Effect. Since January 1, 2012, no event or occurrence shall have taken place which has had, or is reasonably likely to have, a Material Adverse Effect on the Assigned Interests or the Subject Entities taken as a whole.
(d)CEI Subscription Agreement. All of the closing conditions contained in the CEI Subscription Agreement have been satisfied (or waived in accordance with the terms thereof) or will be satisfied concurrently with the Closing.
(e)Closing Deliveries. The Buyer shall have received all of the closing deliverables set forth in Section 2.2.
(f)Funding. The Initial Funding under the Unit Purchase Agreement shall have occurred.
(g)Amendments to Organizational Documents. The organizational documents of Cheniere CTP GP and CCTP shall have been amended contemporaneously with the Closing to modify the form of certificates evidencing the equity ownership interests therein.
6.3Conditions to the Seller Parties' Obligation to Close. The obligation of the Seller Parties to consummate the Transactions shall be subject to the satisfaction (or waiver by CEI on behalf of the Seller Parties), at or prior to the Closing, of each of the following Seller Conditions Precedent:
(a)Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent representations and warranties speak as of a specified date, which representations and warranties shall speak only as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Material Adverse Effect with respect to the Buyer, provided, however, that the Fundamental Representations shall be true and correct in all respects, and the Seller Parties shall have received a certificate to such effect signed on behalf of the Buyer by a duly authorized representative of the General Partner of the Buyer.
(b)Performance of Obligations. The Buyer shall have performed in all material respects (provided that any covenant or agreement of the Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by the Buyer under this Agreement prior to the Closing Date, and the Seller Parties shall have received a certificate to such effect executed by a duly authorized representative of the General Partner of the Buyer on behalf of the Buyer (such certificate, together with the certificate described in clause (a) above, the “Buyer Closing Certificate”).
(c)CEI Subscription Agreement. All of the closing conditions contained in the CEI Subscription Agreement have been satisfied (or waived in accordance with the terms thereof) or will be satisfied concurrently with the Closing.

(d)Closing Deliveries. The Seller Parties shall have received all of the closing deliverables set forth in Section 2.3.
ARTICLE VII.
INDEMNIFICATION
7.1Indemnification by the Seller Parties and CEI.
(a)From and after the Closing, each Seller Party and CEI shall be liable for, and shall indemnify the Buyer and its affiliates (including the Subject Entities) (the “Buyer Indemnitees”) against and hold it harmless from, any loss, liability, claim, damage, Taxes, cost or expense, including reasonable legal fees and expenses (collectively, “Losses”), suffered or incurred by such Buyer Indemnitee to the extent arising out of, involving or otherwise in respect of:
(i)the failure of any representation or warranty of such Seller Party contained in a Transaction Document or certificate delivered pursuant hereto to be true and correct in all respects as of the date hereof and as of the Closing Date;
(ii)any breach of any covenant of such Seller Party contained herein, except for Section 5.8; and
(iii)(A) the failure of CCTP to validly hold any IP Licenses as of the Closing Date, (B) any determination after the Closing Date that an assignment to CCTP of such IP Licenses on or prior to the Closing Date is held to be invalid or (C) the failure of any IP Licenses, as assigned, to permit the contractors of CCTP to use the Intellectual Property licensed thereunder to provide services to CCTP.
(b)The Seller Parties and CEI (i) shall not be required to indemnify any Buyer Indemnitee pursuant to Section 7.1(a)(i), and shall not have any liability unless the aggregate of all Losses for which the Seller Parties and CEI would be liable pursuant to Section 7.1(a)(i) exceeds on a cumulative basis an amount equal to $5,000,000, and then only to the extent of any such excess, and (ii) shall not be required to indemnify any Buyer Indemnitee pursuant to Section 7.1(a)(i) and shall not have any liability in excess of the $160,000,000 in the aggregate for all Losses for which the Seller Parties and CEI would be liable hereunder pursuant to Section 7.1(a)(i); provided, however, that the limitations set forth in this Section 7.1(b) shall not apply to any claim for indemnification arising out of a breach or alleged breach of any Fundamental Representation, any intentional or willful breach by any Seller Party or any claims of, or causes of action arising out of, fraud.
(c)The obligations of the Seller Parties under Section 7.1(a) shall be (i) as set forth in the first paragraph of Article III with respect to breaches of Article III and (ii) otherwise joint and several. The obligations of CEI under Section 7.1(a) shall be joint and several with the applicable Seller Party.
(d)The aggregate liability for CEI and the Seller Parties for indemnification pursuant to Sections 7.1(a) and 7.5 shall not exceed $480,000,000.

(e)For purposes of determining the amount of any Loss with respect to any breach or inaccuracy of a representation or warranty pursuant to Section 7.1(a)(i), no effect shall be given to the terms “material”, “Material Adverse Effect” or other qualifications of similar import contained therein.
7.2Indemnification by the Buyer.
(a)From and after the Closing, the Buyer shall be liable for, and shall indemnify each Seller Party and its affiliates (excluding the Subject Entities) (the “Seller Indemnitees”) against and hold it harmless from, any Losses suffered or incurred by such Seller Indemnitee to the extent arising out of, involving or otherwise in respect of:
(i)the failure of any representation or warranty of the Buyer contained in a Transaction Document or certificate delivered pursuant hereto to be true and correct in all respects as of the date hereof and as of the Closing Date; and
(ii)any breach of any covenant of the Buyer contained herein or in any agreement contemplated hereby.
(b)The Buyer (i) shall not be required to indemnify any Seller Indemnitee pursuant to Section 7.2(a)(i), and shall not have any liability unless the aggregate of all Losses for which the Buyer would be liable pursuant to Section 7.2(a)(i) exceeds on a cumulative basis an amount equal to $5,000,000, and then only to the extent of any such excess, and (ii) shall not be required to indemnify any Seller Indemnitee pursuant to Section 7.2(a)(i), and shall not have any liability in excess of $160,000,000 in the aggregate for all Losses for which the Buyer would be liable hereunder pursuant to Section 7.2(a)(i); provided, however, that the limitations set forth in this Section 7.2(b) shall not apply to any claim for indemnification arising out of any breach by the Buyer of any Fundamental Representation, any intentional or willful breach by the Buyer or any claims of, or causes of action arising out of, fraud.
(c)The aggregate liability for the Buyer for indemnification pursuant to Sections 7.2(a) and 7.5 shall not exceed $480,000,000.
(d)For purposes of determining the amount of any Loss with respect to any breach or inaccuracy of a representation or warranty pursuant to Section 7.2(a)(i), no effect shall be given to the terms “material”, “Material Adverse Effect” or other qualifications of similar import contained therein.
7.3Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification. The representations, warranties, covenants and agreements contained herein and in any certificate delivered pursuant hereto shall survive the Closing as follows: (i) the Fundamental Representations shall terminate sixty (60) days following the expiration of the applicable statute of limitations; (ii) the representations and warranties contained in Section 3.10 shall survive for three (3) years following the Closing; (iii) all other representations and warranties (other than the Fundamental Representations and the representations contained in Section 3.10) shall survive for one year following the Closing; (iv) the covenants to be performed at or before the Closing shall survive for one year following the Closing for the purposes of an indemnification claim pursuant to this Article VII; and (v) all other covenants shall survive until they have been performed in accordance with their terms. The obligations to indemnify and hold harmless any party under this Article VII shall terminate when the applicable representation, warranty or covenant terminates in accordance with this Section 7.3; provided, however, that the obligations to indemnify and hold harmless the Buyer Indemnitees under Section 7.1(a)(iii) shall terminate one year after the Closing Date; provided, further, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, made a claim by delivering a written notice of such claim in accordance with Section 7.4 to the Indemnifying Party.
7.4Procedures.
(a)Third Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article VII in respect of, arising out of or involving a claim made by any Person not a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such Third Party Claim) promptly following receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that, subject to Section 7.3, failure to give such notification promptly shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
(b)Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall (unless the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate) be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party (provided that such counsel is not reasonably objected to by the Indemnified Party), at its own expense by giving written notice to the Indemnified Party within fifteen Business Days of receiving notice of the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 7.4(b), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 7.4(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (provided such counsel is not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the Indemnified

Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall defend such Third Party Claim vigorously and diligently to final conclusion or settlement of such Third Party Claim; provided that the Indemnifying Party shall not settle such Third Party Claim without the consent of the Indemnified Party.
(c)Other Claims. In the event any Indemnified Party has a claim against any Indemnifying Party under this Article VII that does not involve a Third Party Claim, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim) promptly after becoming aware of such claim; provided, however, that, subject to Section 7.3, failure to give such notification promptly shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.
7.5Taxes.
(a)Liability for Taxes. The Seller Parties shall be liable for and pay, and pursuant to this Article VII shall indemnify the Buyer Indemnitees against, all Taxes (including any amounts owed by a Buyer Indemnitee relating to Taxes pursuant to a contract or otherwise) applicable to the business and the assets of CCTP, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Buyer shall be liable for and pay, and pursuant to this Article VII (but without duplication of any amount specified in Section 2.5 or any indemnity under Section 7.1) shall indemnify each Seller Indemnitee from and against, all Taxes applicable to the business and the assets of CCTP that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, however, that Buyer shall not be liable for or pay, and shall not indemnify any Seller Indemnitee from and against, any Taxes for which the Seller Parties are liable under this Agreement, including pursuant to the preceding sentence. For purposes of this Section 7.5(a), any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the

Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
(b)Assistance and Cooperation. After the Closing Date, each of the Seller Parties and Buyer shall (and cause their respective Affiliates to): (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of or relating to the business or the assets of CCTP; (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of or relating to the business or the assets of CCTP; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of or relating to the business or the assets of CCTP for taxable periods for which the other may have a liability under Section 7.5(a); and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.
(c)Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.5 shall be unconditional and absolute and shall terminate sixty (60) days following the applicable statute of limitations.
7.6Limitation of Liability. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE HEREUNDER FOR EXEMPLARY, PUNITIVE, SPECIAL OR INCIDENTAL DAMAGES, REGARDLESS OF SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR DEFECT IN PREMISES, EQUIPMENT OR MATERIAL, AND REGARDLESS OF WHETHER PRE-EXISTING THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, EXCEPT TO THE EXTENT PAYABLE TO A PERSON THAT IS NOT A PARTY TO THIS AGREEMENT (OR AN AFFILIATE THEREOF) IN CONNECTION WITH A THIRD PARTY CLAIM.
7.7Exclusive Remedy. No party shall have liability under this Agreement following the Closing Date except (a) as is provided in this Article VII, (b) for claims or causes of action arising from fraud or (c) for specific performance as provided in Section 10.3.
ARTICLE VIII.
TERMINATION
8.1Termination.
(a)Right to Terminate. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(i)by mutual written consent of the Seller Parties and the Partnership;
(ii)by written notice by either the Seller Parties or the Partnership if the Closing has not occurred by the date that the Unit Purchase Agreement is terminated in accordance with its terms (the “Outside Date”); provided, however, that the foregoing right to terminate this Agreement shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(iii)by either the Seller Parties or the Partnership if a Governmental Entity shall have issued an Order or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the Transactions; or
(iv)by either the Seller Parties or the Buyer in the event of a material breach by the Buyer or any Seller Party, respectively, of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a Seller Condition Precedent or a Buyer Condition Precedent, respectively, and (B) cannot be or has not been cured within the earlier of (x) 30 days following receipt by the breaching Party of written notice of such breach and (y) the Business Day immediately preceding the Outside Date.
(b)Effect of Investigation. The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of the actual or constructive knowledge of such Party regarding the subject matter giving rise to such right of termination.
8.2Effect of Termination. Upon termination of this Agreement pursuant to Section 8.1, the undertakings of the Parties set forth in this Agreement shall forthwith be of no further force and effect; provided, however, that no such termination shall relieve any Party of any liability for willful material breach of any term or provision hereof.
ARTICLE IX.
INTERPRETATION; DEFINED TERMS
9.1Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of the Party that drafted this Agreement or any particular provision hereof or who supplied the form of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the Transactions. In construing this Agreement:
(a)examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(b)the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
(c)a defined term has its defined meaning throughout this Agreement, regardless whether it appears before or after the place where it is defined;
(d)the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
(e)any reference to a statute, regulation or Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

(f)currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
(g)unless the context otherwise requires, all references to time shall mean time in Houston, Texas;
(h)whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and
(i)if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
9.2References, Gender, Number. All references in this Agreement to an “Article,” “Section” or “subsection” shall be to an Article, Section or subsection of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
9.3Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 9.3 shall, when used in this Agreement, have the respective meanings herein specified.
“Action” means any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Entity or any arbitration proceeding.
“affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any Person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Seller Parties, on the one hand, and the Buyer, on the other hand, shall not be considered affiliates of each other.
“Agreement” shall have the meaning set forth in the Preamble.
“Assigned Interests” shall have the meaning set forth in the Recitals.
“Balance Sheet” shall have the meaning set forth in Section 3.14(b).

“Business Day” means any day on which banks are open for business in the State of Texas, other than Saturday or Sunday.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Closing Certificate” shall have the meaning set forth in Section 6.3(b).
“Buyer Conditions Precedent” shall have the meaning set forth in Section 6.1.
“Buyer Indemnitees” shall have the meaning set forth in Section 7.1(a).
“Capital Stock” of a Person means all equity securities authorized for issuance by the Charter Documents of such Person, including membership interests, partnership interests or other equity interests of such Person.
“Cash Consideration” shall have the meaning set forth in Section 1.2(a).
“CCCP” means Cheniere Corpus Christi Pipeline, L.P., a Delaware limited partnership.
“CCTP” shall have the meaning set forth in the Recitals.
“CCTP LP Interests” shall have the meaning set forth in the Recitals.
“CEI” shall have the meaning set forth in the Preamble.
“CEI Subscription Agreement” means that certain unit purchase agreement, in substantially the form set forth on Exhibit C hereto, by and between the Purchaser and the Partnership, pursuant to which the Purchaser agrees to purchase from the Partnership 12,000,000 Class B Units at a price of $15.00 per Class B Unit.
“Charter Documents” means, for any Person, the organizational governing documents of such Person, including any memorandum of association, articles of association, articles of incorporation, articles of organization, articles of formation, certificate of formation, certificate of incorporation, certificate of organization, bylaws, limited liability company agreement, limited partnership agreement or other governing documents of any nature, all as amended or supplemented as in effect on the Closing Date.
“Cheniere CTP GP” shall have the meaning set forth in the Recitals.
“Cheniere GP Interest” shall have the meaning set forth in the Recitals.
“Cheniere GP Seller” shall have the meaning set forth in the Preamble.
“Cheniere LP Seller” shall have the meaning set forth in the Preamble.
“Class B Units” has the meaning assigned to such term in the Partnership Agreement.
“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.
“Consents” means all authorizations, consents, Orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, and any consents or approvals of any other third party, in each case that are required by applicable Law or by Contract in order to consummate the Transactions.
“Contract” means any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
“Effective Time” shall have the meaning set forth in Section 2.1.
“Encumbrance,” “Encumbrances” or “Encumber” means and includes security interests or agreements, mortgages, liens, pledges, charges, assignments, including collateral assignments, easements, purchase options, reservations, rights of way, servitudes, rights of first refusal, community property interests, equitable interests, claims, indentures, deeds of trust, encroachments, licenses or leases to third parties, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.
“Environmental Laws” means any and all Laws, Orders and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the protection of human health as it relates to the environment or to the management, Release or threatened Release of Hazardous Materials.
“Existing Credit Agreement” means that certain Credit Agreement dated August 15, 2008, as amended, by and among Cheniere Common Units Holding, LLC the other loan parties thereto, The Bank of New York Mellon, as administrative agent and collateral agent and the lenders party thereto, and the ancillary documents related thereto.
“FCPA” shall have the meaning set forth in Section 3.9(b).
“Financial Statements” shall have the meaning set forth in Section 3.14(a).
“Frontera” means Frontera Pipeline, LLC, a Delaware limited liability company.
“Fundamental Representations” means (a) as used in Section 7.1(b), the representations and warranties of the Seller Parties set forth in Sections 3.1, 3.2, 3.3(a)(i)(A), 3.4, 3.11, 3.15 and 3.19(ii) and (b) as used in Section 7.2(b), the representations and warranties of the Buyer set forth in Sections 4.1, 4.2, 4.3(a) and 4.5.
“GAAP” means generally accepted accounting principles in the United States, consistently applied by the applicable Person, as in effect on the date of determination.
“General Partner” means Cheniere Energy Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Governmental Entity” means any Federal, state, local, regional, commonwealth, state, local, foreign or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers.
“GP Assignment” shall have the meaning set forth in Section 2.2(f).
“GP Consideration” shall have the meaning set forth in Section 1.2(a).
“Hazardous Materials” means (i) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials and urea formaldehyde foam and (ii) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.
“Indebtedness” means, with respect to any Person, without duplication, (a) the principal of and accrued interest, premium (if any) or penalties on and premiums or penalties that would arise as a result of prepayment of (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments and (iii) any obligations, contingent or otherwise, under banker's acceptance credit, letters of credit or similar facilities; (b) any obligations to pay the deferred purchase price of property, assets or services, except trade accounts payable and other current liabilities arising in the ordinary course; and (c) any guaranty of the foregoing.
“Indemnified Party” shall have the meaning set forth in Section 7.4(a).
“Indemnifying Party” shall have the meaning set forth in Section 7.4(a).
“Initial Funding” shall have the meaning set forth in the Unit Purchase Agreement.
“Insurance Policies” shall have the meaning set forth in Section 3.16.
“Intellectual Property” shall have the meaning set forth in Section 3.17.
“IP Licenses” means all licenses and other agreements pursuant to which the Seller Parties or any of their Affiliates (including the Subject Entities) are granted the right to use any Intellectual Property of a third-party, to the extent such Intellectual Property is used by the Seller Parties or any of their Affiliates in support of the business of the Subject Entities as conducted as of the Closing Date, including for the avoidance of doubt, in connection with the maintenance, operation, and servicing of the Pipeline, and including those licenses set forth in Schedule 7.1.
“Knowledge of the Buyer” and any variations thereof or words to the same effect shall mean the knowledge of the persons set forth on Schedule 9.3(a) after reasonable inquiry.
“Knowledge of the Seller Parties” and any variations thereof or words to the same effect shall mean the knowledge of the persons set forth on Schedule 9.3(b) after reasonable inquiry.
“Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.

“Losses” shall have the meaning set forth in Section 7.1(a).
“LP Consideration” shall have the meaning set forth in Section 1.2(a).
“Material Adverse Effect” means any change, event, fact, development, circumstance, matter or condition that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (i) the assets, condition (financial or otherwise), results of operations or affairs, business, properties or liabilities of such Person(s), or (ii) the ability of such Person(s) to consummate the Transactions on a timely basis; provided, however, that a Material Adverse Effect shall not include any change, event, fact, development, circumstance, matter or condition in the LNG or natural gas industries generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Law) or in United States or global economic conditions or financial markets in general, except to the extent that the Subject Entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants. Any determination as to whether any change, event, fact, development, circumstance, matter or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, event, fact, development, circumstance, matter or condition.
“Material Contracts” shall have the meaning set forth in Section 3.6.
“Natural Gas Act” shall have the meaning set forth in Section 3.18(a).
“O&M Agreement” means the Operation and Maintenance Services Agreement (Cheniere Creole Trail Pipeline), by and between Cheniere LNG O&M Services, LLC and CCTP, dated as of November 26, 2007, as amended.
“Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.
“ordinary course of business” means the conduct of business by the applicable Person in accordance with its normal day-to-day customs, practices and procedures, conducted in accordance with past practice.
“Outside Date” shall have the meaning set forth in Section 8.1(a)(ii).
“Outstanding Interests” shall have the meaning set forth in Section 3.4.
“Partnership” shall have the meaning set forth in the Preamble.
“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership to be entered into by the General Partner on its behalf and on behalf of the limited partners of the Partnership on the Closing Date, as such agreement may be amended, restated or otherwise modified from time to time (or any similar governing document of any successor).

“Party” and “Parties” shall have the meanings set forth in the Preamble.
“Permits” means certificates, licenses, permits, authorizations and approvals of a Governmental Entity required by Law.
“Permitted Encumbrance” means an Encumbrance existing under (i) any Charter Document or (ii) the Existing Credit Agreement.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Pipeline” means that certain natural gas pipeline owned by CCTP, which runs between the tailgate of the Sabine Pass LNG terminal situated in Cameron Parish, Louisiana (and the appurtenant facilities) and a number of interconnects in the vicinity of Ragley, Louisiana in Beauregard Parish.
“Plan” means (a) any employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, or any bonus, incentive, unit option, unit purchase, restricted unit, phantom unit, or other equity-based compensation, deferred compensation, pension, retiree medical or life insurance, supplemental executive retirement, severance or other benefit plan, program, policy, agreement or arrangement, or (b) any employment, consulting, termination, severance, retention, change in control, transaction bonus, compensation or other contracts or agreements.
“Purchaser” shall have the meaning set forth in the Preamble.
“Real Property” means the real property and interests in real property held by the Subject Entities.
“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Seller Conditions Precedent” shall have the meaning set forth in Section 6.1.
“Seller Indemnitees” shall have the meaning set forth in Section 7.2(a).
“Seller Parties” shall have the meaning set forth in the Preamble.
“Seller Parties Closing Certificate” shall have the meaning set forth in Section 6.2(b).
“Services Budget” means the budget of expenses to be incurred by CCTP pursuant to the O&M Agreement, as set forth on Schedule 5.1.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
“Subject Entity” means Cheniere CTP GP or CCTP, as applicable, and “Subject Entities” means Cheniere CTP GP and CCTP, collectively.
“Subsidiary Distribution” shall have the meaning set forth in Section 2.2(i).
“Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any return, declaration, report or similar statement with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Third Party Claim” shall have the meaning set forth in Section 7.4(a).
“Transaction Documents” means this Agreement, the GP Assignment, the LP Assignment and any Contracts related to the Subsidiary Distribution.
“Transactions” means (a) the purchase and sale of the Assigned Interests contemplated by this Agreement, (b) each Seller Party executing and delivering the Transaction Documents to which it is a party, (c) the Subsidiary Distribution and (d) each of the Transaction Documents becoming effective.
“UK Act” shall have the meaning set froth in Section 3.9(b).
“Unit Purchase Agreement” means the Unit Purchase Agreement dated as of May 14, 2012, by and among the Partnership, CEI and Blackstone CQP Holdco LP, a Delaware limited partnership, as such agreement may be amended, restated or otherwise modified from time to time.
ARTICLE X.
MISCELLANEOUS
10.1Notices.
(a)Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by nationally recognized overnight courier service, (iii) sent by facsimile transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (w) on the date of delivery, if delivered personally, (x) on the Business Day after deposited with a nationally recognized overnight courier service, if sent in such manner, (y) on the date of facsimile transmission, if so transmitted on a Business Day during normal business hours, with confirmation of successful transmission confirmed by the sender's facsimile machine, and otherwise on the next succeeding Business Day, or (z) on the fifth Business Day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:
Notices to any of the Seller Parties:
Cheniere Energy, Inc.
700 Milam Street, Suite 800
Houston, Texas 77002
Tel: 713.375.5394
Fax: 713.375.6394
Attention: Greg W. Rayford
Notices to the Buyer:
Cheniere Energy Partners, L.P.
700 Milam Street, Suite 800
Houston, Texas 77002
Tel: 713.375.5276
Fax: 713.375.6276
Attention: Meg A. Gentle
(b)Either the Seller Parties or the Buyer may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 10.1.
10.2Severability. If any term of this Agreement is found to be invalid, illegal, or incapable of being enforced under applicable Law or public policy, such term shall be deemed amended to the minimum extent possible to make such term valid, legal and enforceable, and if such term is not capable of being so amended, it shall be deemed excised from this Agreement, and the other terms and conditions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party.
10.3Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with their specified terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Seller Parties and to enforce specifically all terms and provisions hereof, this being in addition to any other remedy to which it is entitled at Law or in equity. Subject to the limitations set forth in this Section 10.3, each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief permitted by this Section 10.3 on the basis that the Party seeking such injunction, specific performance or other equitable relief has an adequate remedy at Law.

10.4Governing Law. This Agreement shall be subject to and governed by the Laws of the State of Delaware, without giving effect to conflicts of Law rules or principles that might refer the construction or interpretation of this Agreement to the laws of another state. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the Parties irrevocable submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
10.5Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.7Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
10.8Assignment of Agreement. This Agreement may not be assigned by any Party without the prior written consent of the other Parties other than in connection with any collateral assignment for the benefit of securing obligations to lenders.
10.9Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.
10.10Counterparts. This Agreement may be executed in counterparts and delivered by facsimile or portable document “.pdf” format, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.
10.11Director and Officer Liability. The directors, managers, officers, partners and members of the Buyer, the Seller Parties and their respective affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another Party may assert) other than as an assignee of this Agreement or pursuant to a written guarantee.

10.12Integration. This Agreement supersedes any previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter hereof. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof.
10.13Amendment. This Agreement may only be amended by written instrument signed by the General Partner, on behalf of the Buyer, and the Seller Parties, and consented to in writing by the conflicts committee of the board of directors of the General Partner in its sole discretion.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SELLER PARTIES:

CHENIERE PIPELINE COMPANY

By:	/s/ R. Keith Teague
	Name:	R. Keith Teague
	Title:	President

GRAND CHENIERE PIPELINE, LLC

By:	/s/ R. Keith Teague
	Name:	R. Keith Teague
	Title:	President

BUYER:

CHENIERE ENERGY PARTNERS, L.P.
By: Cheniere Energy Partners GP, LLC,
its General Partner

By:	/s/ Meg A. Gentle
	Name:	Meg A. Gentle
	Title:	Chief Financial Officer

Solely for the purposes of Sections 5.5 and 5.6 and Article VII

CHENIERE ENERGY, INC.

By:	/s/ Graham A. McArthur
	Name:	Graham A. McArthur
	Title:	Vice President and Treasurer

[Signature Page to Purchase and Sale Agreement]